Exhibit 10.7

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

Amendment No. 5

This Amendment No. 5 (this “Amendment”), effective as of June 3, 2019 (the “Amendment Effective Date”), to that certain Agreement, dated July 5, 2013, as amended on May 8, 2014, October 23, 2014, April 1, 2015 and December 19, 2018, (the “License Agreement”) by and between Arvinas Operations, Inc. (formerly, Arvinas, Inc.), a Delaware corporation having its office at 5 Science Park, 3rd Floor, New Haven, CT 06511 (“Arvinas”) and Yale University, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and the State of Connecticut and located at 433 Temple St., New Haven, CT 06511 (“Yale”).

WHEREAS, Arvinas and Yale have entered into the License Agreement and now desire to amend such License Agreement as set forth more particularly herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, the parties hereto agree as follows:

1.The definition of “FIELD” in Section 2.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“  “FIELD” shall mean, collectively, the THERAPEUTIC FIELD and the AGRICULTURAL FIELD.”

2.The following definitions are hereby added to Section 2 (Definitions) of the License Agreement:

“  “AGRICULTURAL FIELD” shall mean any and all uses or applications in agriculture in which a product mediates degradation of one or more target proteins.”

“  “THERAPEUTIC FIELD” shall mean the treatment or prevention of any human or animal disease in which a product mediates degradation of one or more target proteins except for the following: (a) [**]; and (b) up to [**] additional targets selected by the [**] under the terms and conditions set forth in that certain Agreement between YALE, [**]”

3.In consideration for this Amendment, Arvinas will pay to Yale an amount equal to [**] Dollars (U.S. $[**]). In the event that Arvinas has not paid such amount to Yale within [**] of Arvinas’ receipt of an invoice for the same issued by Yale (which invoice shall not be issued prior to [**]), this Amendment will become null and void immediately upon the expiration of such time period.

4.Capitalized terms used, but not defined in this Amendment shall have the respective meanings ascribed to such terms in the License Agreement.  Any reference to “the Agreement” or this “Agreement” in the License Agreement shall mean the License Agreement, as amended by this Amendment.

5.Except as expressly provided herein: (a) no terms or provisions of the License Agreement are modified or changed by this Amendment, and (b) the terms and provisions of the License Agreement shall continue in full force and effect.

6.The parties agree that in the event of any conflict between the License Agreement and this Amendment as to the subject matter of this Amendment, the provisions of this Amendment will control to the maximum extent permitted under applicable law.

7.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Amendment may be executed by facsimile or electronic transmission signatures (including .pdf copies).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date:

Arvinas Operations, Inc.		Yale University

By:	/s/ John Houston	By:	/s/ Jon Soderstrom

Name:	John Houston	Name:	Jon Soderstrom

Title:	President and CEO	Title	Managing Director, Office of Cooperative Research

[Signature Page to Amendment No. 5]